UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 7, 2016

Stemline Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35619 (Commission File Number)	45-0522567 (IRS Employer Identification No.)

750 Lexington Avenue

Eleventh Floor

New York, New York 10022

(Address of Principal Executive Offices)

(646) 502-2311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act.

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐                                    Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On January 7, 2016, the Compensation Committee (the “Committee”) of Stemline Therapeutics, Inc. (the “Company”) approved an employment agreement by and between Kenneth Hoberman, Stemline’s Chief Operating Officer, and the Company, dated as of January 7, 2016, (the “Employment Agreement”).

Under the Employment Agreement, Mr. Hoberman’s base salary will be equal to his current salary, subject to a minimum annual increase based on the Consumer Price Index.  He is also eligible to receive an annual performance-based cash bonus with a target of 50% of his base salary, as determined by the Company’s Board of Directors or the Committee.  In addition, Mr. Hoberman is eligible to earn additional incentive bonuses as defined in the Employment Agreement.

The Employment Agreement further grants Mr. Hoberman a total of 150,000 options to acquire shares of common stock of the Company and a total of 150,000 shares of restricted stock.  These grants are subject to various conditions and vesting schedules, as set forth in the Employment Agreement.

In the event that (i) the Company terminates his employment without Cause (as defined in the Employment Agreement), (ii) he resigns from his employment for Good Reason (as defined in the Employment Agreement), or (iii) he is terminated as a result of death or a disability, Mr. Hoberman will be entitled to a lump sum cash severance payment in an amount equal to 18 months of base salary plus his last annual performance bonus, accelerated vesting on all outstanding equity awards and continued health coverage for 18 months.

The foregoing summary of the Employment Agreement is qualified in its entirety by the copy of such agreement filed as Exhibit 10.1 hereto and incorporated by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description

10.1	Employment Agreement between Kenneth Hoberman and Stemline Therapeutics, Inc., dated January 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEMLINE THERAPEUTICS, INC.
(Registrant)

Date: January 13, 2016	By:	/s/ Ivan Bergstein, M.D.
Ivan Bergstein, M.D.
Chairman, President and Chief Executive Officer